Results of November 11, 2004 and January 10, 2005 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:

	     Votes	Votes
	For	Withheld
Jameson A. Baxter	115,113,543	3,543,815
Charles B. Curtis	115,106,644	3,550,714
Myra R. Drucker	115,059,013	3,598,345
Charles E. Haldeman, Jr	115,097,626	3,559,732
John A. Hill	115,026,179	3,631,179
Ronald J. Jackson *	115,132,193	3,525,165
Paul L. Joskow	115,137,853	3,519,505
Elizabeth T. Kennan	115,066,120	3,591,238
John H. Mullin, III	115,070,199	3,587,159
Robert E. Patterson	115,102,975	3,554,383
George Putnam, III	115,004,963	3,652,395
A.J.C. Smith +	115,005,979	3,651,379
W. Thomas Stephens	115,105,855	3,551,503
Richard B. Worley	115,096,833	3,560,525

* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
	For	Against

	81,027,282	6,986,361		30,643,715


January 10, 2005 Meeting


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes		Abstentions
	For	Against

	82,564,336	9,889,593		30,298,703



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	Against
	82,299,711	9,486,563		30,266,358



A proposal to amend funds investment objective was adjourned approved as follows:

	     Votes	Votes		Abstentions
	For	Against
	85,026,430	10,460,687		27,265,515






A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes	Votes		Abstentions
	For	Against
	84,469,292	10,784,040		27,499,300


All tabulations are rounded to the nearest whole number.